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                                                             EXHIBIT 5

                             May 19, 1995

                                                        (312) 368-4014





The Board of Directors
Syntro Corporation
9669 Lackman Road
Lenexa, Kansas  66219

Gentlemen:

     We have examined the registration statement filed with the Securities and Exchange Commission on or about May 22, 1995 for registration under the Securities Act of 1933, as amended, of an aggregate of 1,217,000 shares of common stock, par value $0.01 per share, of Syntro Corporation (the "Company") subject to issuance upon the exercise of options granted pursuant to the 1994 Stock Option Plan (the "1994 Plan") and agreements by and between the Company and certain consultants (the "Options"). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation, as amended and its By-Laws, as amended and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid 1,217,000 shares of common stock to be offered by the Company pursuant to the 1994 Plan and the Options, has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the 1994 Plan and in the Options, such shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement.

                                       Very truly yours,

                                       RUDNICK & WOLFE


                                        /s/ John H. Heuberger

                                       John H. Heuberger

JHH/sz